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EXHIBIT 10.4

ANNEX B-1

[EXECUTION COPY]

                              EMPLOYMENT AGREEMENT

    THIS AGREEMENT, dated April 14, 1998, by and between AIRNET SYSTEMS, INC., an Ohio corporation (including for purposes of this Agreement its subsidiaries and affiliates, including, but not limited to, the Surviving Corporation, the "Company") and ROBERT J. MITZMAN (the "Employee").

                              W I T N E S S E T H

    WHEREAS, the Company, Q Acquisition Company, an Ohio corporation and a direct, wholly-owned subsidiary of the Company (the "Merger Subsidiary"), and Q International Courier, Inc., a New York Corporation ("Quick"), have entered into an Agreement and Plan of Merger dated as of April 14, 1998 (the "Merger Agreement"), pursuant to which the Merger Subsidiary will merge with and into Quick as of the Effective Time;

    WHEREAS, the Employee is a stockholder and an employee of Quick and has considerable knowledge of Quick's business, clients and operations;

    WHEREAS, the Company desires to employ the Employee to perform certain management functions for the Company at and after the Effective Time;

    WHEREAS, the Company and the Employee desire to enter into an employment agreement to establish the rights and obligations of the Employee and the Company in such employment relationship; and

    WHEREAS, the Company and the Employee have agreed to enter into this Agreement as a condition to the execution and consummation of the Merger Agreement;

    NOW THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Employee hereby mutually agree as follows:

    1. EMPLOYMENT AND DUTIES. Effective as of the Effective Time, the Company agrees to employ the Employee, and the Employee agrees to accept employment with the Company, upon the terms and conditions hereinafter set forth. The Employee shall serve as (i) an Executive Vice President of the Company, in charge of sales and marketing, and (ii) President of the Surviving Corporation. In such capacities, the Employee shall report directly to the Chief Executive Officer of the Company and shall be responsible for the duties and responsibilities relating to the marketing and sales of the Company's services and products, as the Chief Executive Officer and/or the Board of Directors of the Company shall reasonably determine. In addition, the Employee shall perform such other duties related to the business of the Company and consistent with his title and salary as may from time to time be reasonably requested of him by the Company's Board of Directors. The Employee shall devote substantially all of his skills, time and attention solely and exclusively to said positions and in furtherance of the business and interests of the Company.

    2. TERM OF EMPLOYMENT. This Agreement shall be effective upon execution by both parties. The term of employment shall begin as of the Effective Time and shall continue through the five-year period ending on the day before the fifth anniversary date of the Effective Time, subject, however, to prior termination, as herein provided (the "Term of Employment"). Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate without liability by either party hereunder in the event that the Merger Agreement is terminated prior to the Effective Time pursuant to the terms thereof.

    3. COMPENSATION. Commencing at the Effective Date and extending through the Term of Employment, the Employee shall receive an annual base salary of Two Hundred Eighty-Five Thousand Dollars ($285,000) (the "Base Salary"). The Employee shall also be entitled to participate, on a reasonably commensurate basis, in any bonus plan currently existing or hereinafter established by the Compensation Committee of the Board of Directors of the Company (or any comparable committee of the Board of
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Directors), applicable to similarly situated executive officers of the Company
(the "Bonus"). The Company shall pay the Base Salary to the Employee in equal installments in accordance with the Company's regular payroll practices. The Company shall pay the Bonus, if any, to the Employee according to the policies established by the Compensation Committee of the Board of Directors of the Company and applicable to other executive officers of the Company.

    4. FRINGE BENEFITS. The Company shall further provide the Employee with all health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plans, paid holidays and vacations, perquisites, and such other fringe benefits of employment as the Company may provide from time to time to similarly situated executive officers of the Company.

    5. REIMBURSEMENT. The Company shall reimburse the Employee for all reasonable expenses incurred by the Employee in performing services hereunder, including all reasonable expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

    6.  TERMINATION OF EMPLOYMENT.

    (a) TERMINATION OF EMPLOYMENT OTHER THAN BY EMPLOYEE. The Employee's employment hereunder may be terminated by the Company without any breach of this Agreement only under the following circumstances:

        (1) DEATH OR DISABILITY. The Employee's employment hereunder shall terminate upon his death, and may be terminated by the Company in the event of his Disability. For purposes of this Agreement, "Disability" means the inability of the Employee due to illness, accident, or otherwise, to perform the essential duties required by this Agreement for a period of at least one hundred twenty (120) days, as determined by an independent physician selected by the Company and reasonably acceptable to the Employee (or his legal representative), provided that the Employee does not return to work on a full-time basis within thirty (30) days after Notice of Termination is given by the Company pursuant to the provisions of Paragraphs 6(c) and 6(d)(2). For purposes of the foregoing, the Employee's return to work for periods of less than thirty (30) days shall not be deemed to interrupt a period of one hundred twenty (120) days.

        (2) CAUSE. The Company may terminate the Employees employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment hereunder only upon:

           (A) The Employee's substantial neglect to perform the essential duties required by this Agreement up to the reasonable expectations of the Board of Directors of the Company for thirty (30) days after reasonable notice of such neglect has been delivered to the Employee.

           (B) Material breach by the Employee of his obligations under this Agreement or any act or omission by the Employee constituting gross negligence with respect to the Company and the continuation of said material violation, act or omission for a period of thirty (30) days after the delivery of written notice thereof from the Company.

           (C) Indictment of the Employee of a felony or of a misdemeanor involving dishonesty or fraud, as determined in good faith by the Board of Directors of the Company.

           (D) Indictment of the Employee of any crime involving moral turpitude, as determined in good faith by the Board of Directors of the Company.

           (E) Commission by the Employee of an act of fraud or bad faith toward the Company.

           (F) Misappropriation by the Employee of any material amount of funds, property or rights of the Company.

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    (b)  TERMINATION OF EMPLOYMENT BY EMPLOYEE.  The Employee may terminate his employment at any time with one hundred eighty (180) days written notice. However, the Employee shall be deemed to have terminated his employment for "Good Reason" only if he terminates his employment by giving Notice of Termination pursuant to Paragraphs 6(c) and 6(d)(3) within sixty (60) days after the Employee has actual notice of the occurrence of any of the following events (provided the Company does not cure such event on a retroactive basis to the extent possible within thirty (30) days following its receipt of the Employee's Notice of Termination):

        (1) The Employee's title, position, authority or responsibilities (including reporting responsibilities and authority) are changed in a materially adverse manner.

        (2) The Employee's base salary is materially reduced for any reason other than in connection with the termination of his employment.

        (3) For any reason other than in connection with the termination of the Employee's employment, the Company materially reduces any fringe benefit provided to the Employee under Paragraph 4 herein below the level of such fringe benefit provided generally to other similarly situated executive officers of the Company, unless the Company agrees to fully compensate the Employee for any such material reduction.

        (4) A change in the Employee's principal place of employment without the Employee's prior consent to outside the five boroughs of the City of New York.

        (5) The Company otherwise materially breaches, or is unable to perform its obligations under this Agreement.

    (c) NOTICE OF TERMINATION. Any termination of the Employee's employment by the Company hereunder, or by the Employee other than termination upon the Employee's death, shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a notice that shall indicate the specific termination provision relied upon in this Agreement, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the specified provision or provisions.

    (d)  DATE OF TERMINATION.  "Date of Termination" means:

        (1) If the Employee's employment is terminated by his death, the date of his death.

        (2) If the Employee's employment is terminated by the Company as a result of Disability pursuant to Paragraph 6(a)(1), the date that is thirty
    (30) days after Notice of Termination is given; PROVIDED the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period.

        (3) If the Employee terminates his employment for Good Reason pursuant to Paragraph 6(b), the date that is one hundred eighty (180) days after Notice of Termination is given (provided that the Company does not cure such event during the one hundred eighty (180) day period); PROVIDED, in the sole discretion of the Company, such date may be any earlier date after Notice of Termination is given.

        (4) If the Employee terminates his employment other than for Good Reason, the date that is one hundred eighty (180) days after Notice of Termination is given; PROVIDED, in the sole discretion of the Company, such date may be any earlier date after Notice of Termination is given.

        (5) If the Employee's employment is terminated by the Company either for Cause pursuant to Paragraph 6(a)(2) or other than for Cause, the date on which the Notice of Termination is given.

    7.  AMOUNTS PAYABLE UPON TERMINATION OF EMPLOYMENT OR DURING DISABILITY.

    (a) DEATH. If the Employee's employment is terminated by his death, the Employee's beneficiary, as designated by the Employee in writing with the Company prior to his death, shall be entitled to the

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following payments and benefits: (i) any Base Salary that is accrued but unpaid, any Bonus that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are not reimbursed-- all, as of the Date of Termination; and (ii) any benefit following termination of employment which may be provided under the fringe benefit plans, policies and programs described in Paragraph 4. In the absence of beneficiary designation by the Employee, or, if the Employee's designated beneficiary does not survive the Employee, benefits described in this Paragraph 7(a) shall be paid to the Employee's estate.

    (b)  DISABILITY.

        (1) During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Employee shall continue to receive his Base Salary at the rate then in effect for such period until his employment is terminated pursuant to Paragraph 6(a)(1); PROVIDED, HOWEVER, that payments of Base Salary so made to the Employee shall be reduced by the sum of the amounts, if any, that were payable to the Employee at or before the time of any such salary payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of Base Salary; and

        (2) Upon his termination of employment because of Disability (as described in Paragraph 6(a)(1)), the Employee shall be entitled to the payments and benefits described in Paragraph 7(a) as if the Employee had died on his Date of Termination. In the event of the Employee's death prior to the time that all payments described in Paragraph 7(a) have been completed, such payments and benefits shall be paid to the Employee's beneficiary as designated pursuant to Paragraph 7(a), or, in the absence of a beneficiary designation or the designated beneficiary does not survive the Employee, to the Employee's estate.

    (c) TERMINATION BY COMPANY WITHOUT CAUSE OR TERMINATION BY EMPLOYEE FOR GOOD REASON. In the event the Company terminates the Employee's employment without Cause or the Employee terminates his employment for Good Reason before the expiration of the Term of Employment, including any extension thereof, the Employee shall be entitled to the following payments and benefits:

        (1) Those described in Paragraph 7(a) as if the Employee had died on his Date of Termination;

        (2) Employee's Base Salary then in effect from and after the Date of Termination through the date one (1) year after the Date of Termination (the "Severance Period"), less all applicable payroll deductions, including deductions for federal, state, local and Social Security taxes. The payments set forth in this Paragraph 7(c)(2) shall be paid in accordance with the provisions of Paragraph 3 and shall be deemed to include all accrued vacation pay and all accrued sick days, such that the Company shall have no further obligation to provide sick pay or vacation pay to the Employee; and

        (3) During the Severance Period, payment of any benefit of employment which may be provided under the fringe benefit plans, policies and programs described in Paragraph 4 (other than vacation pay) on the same basis as if the Employee were still employed by the Company.

    (d) TERMINATION BY EMPLOYEE OTHER THAN FOR GOOD REASON OR TERMINATION BY COMPANY FOR CAUSE. In the event that the Employee terminates his employment other than for Good Reason or the Company terminates his employment for Cause, the Employee shall not be entitled to any compensation except as set forth below:

        (1) Any Base Salary or bonus that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are not reimbursed--all, as of the Date of Termination; and

        (2) Any other rights and benefits (if any) provided under plans and programs of the Company (excluding any bonus plan or program), determined in accordance with the applicable terms and provisions of such plans and programs.

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    8.  NONEXCLUSIVITY OF RIGHTS.  Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Company and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any other agreements with the Company. Amounts that are vested benefits or that the Employee is otherwise entitled to receive under any plan or program of the Company at or after the Date of Termination, shall be payable in accordance with such plan or program.

    9.  NON-SOLICITATION OF CUSTOMERS AND EMPLOYEES AND COVENANT NOT TO COMPETE.

    (A) Except with the prior written consent of the Company, during the Term of Employment and for a period of three (3) years immediately following the termination of the Employee's employment with the Company under this Agreement, the Employee shall not, directly or indirectly for the benefit of the Employee or others, either as principal, agent, manager, consultant, partner, owner (in the case of any publicly traded company, of more than 10% of the outstanding voting stock of such company), employee, distributor, dealer, representative, joint venturer, creditor or otherwise, engage in any work involving any of the following: (i) any activity in the expedited delivery and distribution industry which competes with any service or product of the Company at the Date of Termination; (ii) the promotion, solicitation or attempt to solicit, license or sell, in any geographic area where the Company or its successor in interest conducts business, of any service or product in competition with the services or products of the Company at the Date of Termination; (iii) the solicitation, attempt to solicit, management, maintenance, sale or license of any service or product in competition with the services or products of the Company at the Date of Termination to any business which was a customer of the Company during the one year period immediately preceding the cessation of the Employee's employment with the Company; and (iv) the disclosure to any person of the names of any of the customers of the Company or any other information pertaining to them unless such information can be obtained from public sources. For the purposes of this Agreement, the term "customer" means all current customers of the Company as of the Date of Termination and any person who has been a customer within one year of the Date of Termination.

    (B) NON-SOLICITATION OF EMPLOYEES. During the Term of Employment and for a period of three (3) years immediately following the termination of the Employee's employment with the Company under this Agreement, the Employee shall not, either directly or indirectly, do any of the following: (i) solicit to hire or hire any current or past employee of the Company; (ii) solicit to hire or hire or employ in any fashion any consultant or other person used by the Company; or (iii) participate as a shareholder (in the case of any publicly traded company, owning more than 10% of the outstanding voting stock of such company), partner, joint venturer, officer, director, employee, agent, solicitor, distributor, dealer or representative, or have any direct or indirect financial interest (including without limitation the interest of a creditor) with any person who solicits to hire or hires any current or past employee of the Company and who engages in any activity in the expedited delivery and distribution industry which competes with any service or product of the Company at the Date of Termination.

    (C) The Employee acknowledges that the business of the Company is international in scope and this international scope is the reason for the geographic scope and/or duration of the restrictions on competition and solicitation provided in this Paragraph 9. Satisfaction of the three (3) year periods described in this Paragraph 9 shall be suspended during the time of any activity of the Employee prohibited by this Paragraph 9. In the event a court grants injunctive relief to the Company for a failure of the Employee to comply with the provisions contained in Paragraph 9 hereof, the noncompetition period shall commence anew with the date such relief is granted.

    The restrictions provided in this Paragraph 9 may be enforced by the Company, by an action at law, or in equity, including but not limited to, an action for injunction and/or an action for damages. The provisions of this Paragraph 9 constitute an essential element of this Agreement and the Merger Agreement, without which the Agreement and Merger Agreement would not have been affected by the

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Company. The provisions of this Paragraph 9 shall survive the termination of any other obligations of the Employee under this Agreement for a period necessary to enforce its provisions. If the scope of any restriction contained in this Paragraph 9 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law and the Employee hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

    10.  PROPRIETARY RIGHTS AND PROTECTION OF COMPANY'S BUSINESS.

    (A) PROPRIETARY AND CONFIDENTIAL INFORMATION. As used throughout this Agreement, the term "Proprietary Information" means any information acquired by the Employee during or as a result of past, present or future employment by the Company, including information conceived, discovered or developed by the Employee, which is not in the public domain and which relates to the business or contemplated businesses of the Company, whether such information is patentable or unpatentable, copyrightable or uncopyrightable, which falls into two general categories. The first category is information which may have intrinsic value and may be considered to be an asset of the Company (the "Class I Proprietary Information") and the second category is information relating to matters of a business nature (the "Class II Proprietary Information"). By way of example, Class I Proprietary Information would include: inventions, information of a technical nature such as trade secrets, "know-how," innovations, discoveries, formulae, research projects, software, source codes, object codes, software architecture, flow charts, software documentation, decision tables, test data, conversion programs, technical writings and confidential information of other parties which are provided to the Company by any agreement under which the Company has obligations to protect the confidentiality of same. Class II Proprietary Information would include matters of a business nature such as customer lists, customer and supplier and marketing representative contracts, customer and supplier and marketing representatives requirements and preferences, costs, prices or license fees or maintenance fees or other financial information such as sales, profits, expenses, financial projections, financial goals, local, state and federal tax returns, litigation and compensation, personnel data, business plans and market research. The Employee acknowledges that he will have access to and become familiar with this Proprietary Information and that such Proprietary Information is very valuable to the Company. The Employee agrees not to disclose any of the Proprietary Information directly or indirectly to any person nor use it in any way, either during the Term of Employment or any time thereafter. Except as required in the course of his employment pursuant to this Agreement. All the Proprietary Information shall remain the exclusive property of the Company; and any Proprietary Information in the possession of the Employee at the end of the Term of Employment shall be returned to the Company. Notwithstanding the foregoing, information shall not be deemed to be Proprietary Information if it: (i) is or becomes known through no fault of the Employee to a third party; (ii) is learned by the Employee following his termination of employment; (iii) is or hereafter becomes a part of the public domain other than through any breach of this Agreement by the Employee or (iv) is owned directly by the Employee.

    The restricted period during which the restrictions of this Paragraph 10 shall bind the Employee shall vary depending upon whether the information is Class I Proprietary Information or Class II Proprietary Information. The Employee shall have a perpetual obligation to keep Class I Proprietary Information confidential, or, in the case of information of other parties, for so long as the Company has an obligation to keep such information confidential, and acknowledges that the ownership of Class I Proprietary Information inures solely to the Company. The Employee shall have an obligation for three (3) years after the termination of employment to keep Class II Proprietary Information confidential.

    11. ASSIGNMENT AND SURVIVORSHIP OF BENEFITS. Neither party shall have the right to assign its rights or obligations under this Agreement to any third party without the prior written consent of the other party hereto, which shall not be unreasonably delayed or withheld.

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    12.  NOTICES.  Any notices given to either party to this Agreement shall be in writing, and shall be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, when the return receipt is signed, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

    If to the Company:
        AirNet Systems, Inc.
        3939 International Gateway
        Columbus, Ohio 43219
        Attn: Eric P. Roy, Executive Vice President and Chief Financial Officer

    If to the Employee:
        Robert J. Mitzman
        Quick International Courier, Inc.
        909 Third Avenue--5th Floor
        New York, New York 10022-4731

    13. TAXES. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Company to the Employee shall be subject to withholding of such amounts as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Company may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

    14. GOVERNING LAW/CAPTIONS/SEVERANCE. This Agreement shall be construed in accordance with, and pursuant to, the laws of the State of Ohio. The captions of this Agreement shall not be part of the provisions hereof, and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this Paragraph 14, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder shall not constitute a waiver of such provision or right in any other instance.

    15. ENTIRE AGREEMENT/AMENDMENT. This instrument contains the entire agreement of the parties, relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter hereof, that are not set forth herein. This Agreement may be amended at any time by written agreement of both parties, but it shall not be amended by oral agreement.

    16. DEFINITIONS. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Merger Agreement.

                                          [signature page to follow]

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    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                AIRNET SYSTEMS, INC.

                                By:             /s/ GERALD G. MERCER
                                     -----------------------------------------
                                                  Gerald G. Mercer
                                              CHIEF EXECUTIVE OFFICER

                                EMPLOYEE:
                                               /s/ ROBERT J. MITZMAN
                                     -----------------------------------------
                                                 Robert J. Mitzman

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